EXHIBIT 99.1

THE SCO® GROUP, INC. ANNOUNCES RESTATEMENT OF FINANCIAL STATEMENTS TO CORRECT CERTAIN ACCOUNTING ERRORS

No Impact to Net Loss or Earnings per Share for the Fiscal Year Ended October 31, 2004

LINDON, Utah—March 3, 2005 —The SCO Group, Inc. (the “Company”) (Nasdaq: SCOXE) announced today that on February 28, 2005, on management’s recommendation, the Audit Committee of the Board of Directors concluded, and KPMG LLP, the Company’s independent auditors agreed, that, due to certain accounting errors, the Company’s financial statements for the quarters ending January 31, 2004, April 30, 2004 and July 31, 2004 should no longer be relied upon and should be restated.

The impact of the anticipated corrections does not impact the Company’s previously reported net loss or its earnings per share for the fiscal year ended October 31, 2004 or its aggregate cash and available for sale securities balances as of October 31, 2004.

As of today, the Company currently intends to restate its previously issued financial statements for the above-mentioned quarters of fiscal year 2004 to correct the accounting for the following items:

•      For the first, second and third quarters, the Company expects to reclassify amounts related to certain shares of common stock that the Company may have issued under its equity compensation plans without complying with the registration requirements of federal and applicable state securities laws from permanent equity to temporary equity in the amounts of approximately $272,000, $231,000, and $557,000, respectively.  The Company may make a rescission offer to holders of certain shares and expects an amount to be classified as temporary equity until the completion of a rescission offer or until the Company no longer has an obligation to the holders of such shares.

•      For the first quarter and the second quarter, the Company expects to reclassify accrued dividends related to the Company’s previously issued Series A and Series A-1 Convertible Preferred Stock from equity to current liabilities in the amounts of approximately $879,000 and $1,619,000, respectively.  In October 2003, the Company issued shares of Series A Convertible Preferred Stock in connection with its $50,000,000 private placement, which shares were subsequently exchanged for and replaced with shares of Series A-1 Convertible Preferred Stock.  When the

        Company repurchased all outstanding shares of Series A-1 Convertible Preferred Stock in July 2004, the Company’s obligation to pay dividends on such shares terminated.  The accrued dividends were never paid and ultimately were recorded in equity upon the completion of the repurchase transaction.  In addition, the dividends were properly captured in the calculation of earnings per share in the periods above.

•      For the first and second quarter, the Company expects to restate approximately $233,000 of stock-based compensation expense which was recorded in the second quarter, but incurred in the first quarter.  There will be no change to the total stock-based compensation expense for the fiscal year ended October 31, 2004.

As soon as the Company completes its analysis and KPMG LLP completes its review procedures and audit work with respect to the Form 10-K, the Company will file amendments to its quarterly reports on Form 10-Q for the above-mentioned periods and will file its annual report on Form 10-K for the year ended October 31, 2004.

As previously announced, the Company submitted a request for a hearing with the Nasdaq Listing Qualifications Panel. The Company has received notice that its request has been accepted and the hearing is scheduled for March 17, 2005.

Forward-Looking Statements

This press release contains forward looking statements related to (i) the Company’s intention to restate its financial statements for the quarters ending January 31, 2004, April 30, 2004 and July 31, 2004 and (ii) the nature and amounts of the anticipated financial statement adjustments for such periods.  The Company wishes to advise readers that a number of important factors could cause actual results to differ materially from those anticipated in such forward-looking statements including the fact that the anticipated adjustments to the financial statements for such periods, as well as the amendment of the quarterly reports on Form 10-Q for such periods, are subject to on-going preparation and review by the Company, the Audit Committee and KPMG, and accordingly are subject to change.

About SCO

The SCO Group (NASDAQ:  SCOXE) helps millions of customers in more than 82 countries to grow their businesses everyday. Headquartered in Lindon, Utah, SCO has a worldwide network of more than 11,000 resellers and 4,000 developers. SCO Global Services provides reliable localized support and services to partners and customers. For more information on SCO products and services, visit http://www.sco.com.

SCO, and the associated SCO logo are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries. UNIX is a registered trademark of The Open Group.